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                                                                     EXHIBIT 2.1


                               AGREEMENT OF MERGER

                                       OF

                               CISCO SYSTEMS, INC.

                                       AND

                             PRECEPT SOFTWARE, INC.


               This Agreement of Merger, dated as of the 6th day of April, 1998 ("Merger Agreement"), between Cisco Systems, Inc., a California corporation ("Acquiror"), and Precept Software, Inc., a California corporation ("Target").

                                    RECITALS

        A. Target was incorporated in the State of California on March 8, 1995 and on the date hereof has outstanding 5,192,521 shares of Common Stock ("Target Common Stock"), 1,128,000 shares of Series A Preferred Stock (the "Target Series A Preferred Stock"), 2,825,000 shares of Series B Preferred Stock (the "Target Series B Preferred Stock"), 955,978 shares of Series C Preferred Stock (the "Target Series C Preferred Stock") and 799,083 shares of Series D Preferred Stock (the "Target Series D Preferred Stock"). The Target Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are hereinafter referred to as the "Target Preferred Stock," and together with the shares of Target Common Stock as the "Target Shares."

        B. Acquiror and Target have entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

        C. The Boards of Directors of Target and Acquiror deem it advisable and in their mutual best interests and in the best interests of the shareholders of Target, that Target be acquired by Acquiror through a merger ("Merger") of Target with and into Acquiror.

        D. The Boards of Directors of Acquiror and Target and the shareholders of Target have approved the Merger.



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                                   AGREEMENTS

               The parties hereto hereby agree as follows:

               1. Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation.

               2. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

               3. Immediately prior to the Effective Time of the Merger, each share of Target Series A and Series B Preferred Stock will convert to Target Common Stock. At the Effective Time of the Merger (i) all shares of Target Common Stock that are owned directly or indirectly by Target, Acquiror or any other subsidiary of Acquiror shall be cancelled, and no securities of Acquiror or other consideration shall be delivered in exchange therefor, (ii) each of the issued and outstanding shares of Target Common Stock, Target Series C Preferred Stock and Target Series D Preferred Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Articles 5.11 through 5.13 of the California Corporations Code, referred to hereinafter as "Dissenting Shares") shall be converted automatically into and exchanged for 0.0916154, 0.150610 and 0.184345, respectively of a share of Acquiror Common Stock; provided, however, that no more than 1.35 million shares of Common Stock of Acquiror shall be issued in such exchange (including Acquiror Common Stock reserved for issuance upon exercise of Target options assumed by Acquiror). Those shares of Acquiror Common Stock to be issued as a result of the Merger are referred to herein as the "Acquiror Shares".

               4. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Acquiror Common Stock in accordance with Section 3.

               5. Notwithstanding any other term or provision hereof but subject to the proviso in the second sentence of Section 3, no fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Target Shares who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash equal to the per share market value of Acquiror Common Stock (deemed to be $68.69) multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled. The fractional



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share interests of each Target shareholder shall be aggregated, so that no
Target shareholder shall receive cash in an amount greater than the value of one full share of Acquiror Common Stock.

               6. The conversion of Target Common Stock into Acquiror Common Stock and Target Preferred Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock and Target Preferred Stock shall thereupon be entitled to receive shares of Acquiror Common Stock in accordance with the Agreement and Plan of Reorganization.

               7. At the Effective Time of the Merger, the separate existence of Target shall cease, and Acquiror shall succeed, without other transfer, to all of the rights and properties of Target and shall be subject to all the debts and liabilities thereof in the same manner as if Acquiror had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Target shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

               8. This Merger Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

               9. (a) The Amended and Restated Articles of Incorporation of Acquiror in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation unless and until thereafter amended.

                      (b) The Bylaws of Acquiror in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                      (c) The directors and officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

               10. (a) Notwithstanding the approval of this Merger Agreement by the shareholders of Target, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of Acquiror and Target.

                      (b) Notwithstanding the approval of this Merger Agreement by the shareholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.



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                      (c) In the event of the termination of this Merger
Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target or Acquiror or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

                      (d) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

                      (e) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.



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               IN WITNESS WHEREOF, the parties have executed this Merger
Agreement as of the date first written above.


                                    ACQUIROR


                                    By:     /S/ JOHN T. CHAMBERS
                                            ------------------------------------
                                            John T. Chambers, President


                                    By:     /S/ LARRY R. CARTER
                                            ------------------------------------
                                            Larry R. Carter, Secretary


                                    TARGET


                                    By:     /S/ JUDITH L. ESTRIN
                                            ------------------------------------
                                            Judith L. Estrin, President


                                    By:     /S/ WILLIAM N. CARRICO
                                            ------------------------------------
                                            William N. Carrico, Secretary



                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]